FORM 3
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                                                    OMB APPROVAL
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                                         OMB Number               3235-0104
                                         Expires:          October 31, 2001
                                         Estimated average burden
                                         hours per response ........... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Glazer                Alan                   J.
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   (Last)               (First)              (Middle)

   c/o Morris Anderson & Associates Ltd.
   51 East 42nd Street, Suite 700
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                        (Street)

   New York             NY                     10017
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   (City)                (State)               (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   November 1, 2001

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol


   OptiCare Health Systems, Inc. (OPT)
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5. Relationship of Reporting Person to Issuer
   (check all applicable)

   [x] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [x] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect Beneficial Ownership
    (Instruction 4)        Beneficially Owned        Direct               (Instr. 5)
                           (Instr. 4)                (D) or
                                                         Indirect
                                                     (I) (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the Form is filed by more than one reporting person, see
  Instruction 5(b)(v).

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       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D)
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person, See
  Instruction 5(b)(v).


                                                                    /s/ Alan J. Glazer                           February 6, 2002
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                                                                    ** Signature of Reporting Person             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.

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